EXHIBIT 10.25

FIRST AMENDMENT TO

THE PHOENIX COMPANIES, INC.  2003 RESTRICTED STOCK, RESTRICTED STOCK UNIT AND LONG-TERM INCENTIVE PLAN

As Amended and Restated Effective January 1, 2009

The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan (the "Plan"), as amended and restated effective January 1, 2009, is amended effective as indicated as follows:

1.

Section 2.1(f) of the Plan is amended in its entirety to read as follows:

(f)

Effective December 12, 2013, “Change of Control” shall be deemed to have occurred upon the first occurrence of:

(i)

any person acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing 35% or more of the combined Voting Power of the Company’s securities;

(ii)

within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors (the “Board”) or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for purposes of this Section 2.1(f)(ii);

(iii)

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Event”), if immediately following the consummation of such Corporate Event  those Persons who were stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 35% of the consolidated assets of the Company immediately prior to such Corporate Event;

(iv)

the approval by stockholders of the Company of a plan of liquidation with respect to the Company; or

(v)

the occurrence of any other event occurs which the Board declares to be a Change of Control.

EXHIBIT 10.25

2.

 Effective March 7, 2013, Section 4.1A is added to read as follows:

4.1A

Compensation Recovery Policy (“Clawback Policy”).

If an Employee/ Participant is covered under the Company’s Compensation Recovery Policy, as currently in effect and as amended from time to time (“Clawback Policy”), under certain circumstances, the Company is allowed to recover incentive compensation paid to certain employees.  The benefits provided under this Plan are incentive compensation and are subject to the Clawback Policy, a copy of the currently effective version of which has been provided to the covered Employee/Participant, and such benefits shall be repaid to the Company if and to the extent that the Company’s Board determines that repayment must be made pursuant to the Clawback Policy.

 IN WITNESS WHEREOF, this First Amendment to the Plan is adopted this 15 day of January, 2014.

On Behalf of

The Phoenix Companies, Inc.

Board of Directors/Compensation Committee

/s/ Jody A. Beresin_________________________

Jody A. Beresin

Senior Vice President

Administration